Corbyn Investment Management Code of Ethics

POLICY

Corbyn Investment Management is required to adopt a code of ethics that would require, among other things setting ethical standards and compliance with the securities laws, safeguarding material nonpublic information about its clients’ transactions and portfolio holdings, monitoring and reviewing access persons’ personal securities transactions, including initial and annual reports of securities holdings, and including a summary of its code of ethics in Form ADV Part II.

Corbyn will conduct its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Corbyn has a duty of care and loyalty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. Corbyn will avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Material nonpublic information is information that has not been disclosed generally to the marketplace, and is likely to be viewed by a reasonable investor as important in deciding whether to purchase, sell or hold a security or is likely to have an effect on the value of the security. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Material nonpublic information also applies to Corbyn clients’ securities holdings and transactions.

All employees are prohibited from trading either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others. Employees should direct any questions regarding Corbyn’s policy to the CCO. Corbyn expects that each of its employees will obey the law and not trade on the basis of material nonpublic information. In addition, Corbyn discourages its employees from seeking or knowingly obtaining material nonpublic information. It is also preferable for employees to refrain from serving as an officer or director of any company that issues publicly traded securities, if such an opportunity arises, and service by an employee in such positions is subject to prior written approval by the Corbyn.

If any employee receives information which may constitute material nonpublic information, the employee (1) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a personal account or a client account; (2) should not communicate such information to any other person; and (3) should discuss promptly such information with the CCO and/or Compliance Committee. Under no circumstances should information that may constitute material, nonpublic information be shared with any person not employed by Corbyn, including family members and friends.

MONITORING AND REVIEW OF PERSON SECURITIES TRANSACTIONS

Corbyn allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest is consistent with Corbyn’s fiduciary duty and with regulatory requirements. Quarterly, Corbyn’s CCO will monitor and review all reports required under the Code of Ethics for compliance with its policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO will then give the President all reports (including her own) for review.

EMPLOYEE COMPLIANCE

All employees are required to:
•abide by and annually sign the Code of Ethics, which outlines in detail policies and procedures, including trading in “reportable” fund shares, to be followed to avoid circumstances or transactions which could be considered in conflict with the best interest of Corbyn clients; by signing the Code of Ethics, employees acknowledge that they must comply with and fully understand the firm’s policies and procedures to ensure compliance with applicable securities laws;
•comply with applicable regulatory reporting and pre-clearance requirements for any personal trades
•a pre-clearance form must be presented to the Co-Chief Investment Officers for approval before any buying or selling can take place;
•a pre-clearance form must be presented by a Co-Chief Investment Officer to the other Co-Chief Investment Officer for approval;
•the circumstances must be in accordance with the Code of Ethics; and
•the completed form must be filed with the CCO within ten business days after the end of the quarter in order to be compared to the Security Transaction Report or broker confirmations and statements.
•submit a Securities Transaction Report of all transactions affected for accounts over which they have control or beneficial interest to the CCO within ten business days after the end of the quarter;
•submit the Code of Ethics Compliance Form to the CCO within ten business days of the end of the quarter regardless of any trading or not during the quarter;
•submit a Securities Account Report within ten days of employment and thereafter quarterly for any new account opened that quarter in which any securities are held for the direct or indirect benefit of the access person;
•submit a Year End Report of Asset Holdings each year end unless duplicate brokerage or bank statements sent to the CCO duplicates this information;
•submit a Report of Outside Business Activity to the CCO when necessary;
•not use material nonpublic information for trading either personally or on behalf of others or communicate material nonpublic information to others; and
•submit the Social Networking Policy to the CCO annually.

RECORDKEEPING

Corbyn will keep copies of the Code of Ethics, records of violations and actions taken as a result of violations, records of holdings and transactions reports, and copies of access persons’ written acknowledgment of receipt of the Code of Ethics. Also, Corbyn will maintain a list of the names of persons who are access persons and a record of any decision and supporting reasons for approving the acquisition of securities in limited offerings or IPOs, and will maintain records of any decisions that grant access persons a waiver from or exception to the Code of Ethics. All of these records, Code of Ethics and acknowledgements signed by access persons will be kept for five years after the last date they were in effect; the most recent two years will be kept in the office of the Company.

PROCEDURES

The CCO is responsible for ensuring oversight of the activities of all employees who act on Corbyn’s behalf and:
•will, at least annually, identify all supervised persons who are required to file reports pursuant to the Code and inform such supervised persons of their reporting obligations;
•request that employees identify any personal investment accounts and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing any account(s);
•request that employees arrange for their personal and related accounts to be sent by their brokerage firm to the CCO;
•will maintain current and accurate records of all personal securities transactions of Corbyn’s employees;
•request that employees report all required information for covered personal securities transactions on a quarterly basis within 10 business days of the end of each calendar quarter;
•will, along with the President, review all employees’ reports of personal securities transactions for compliance with the firm’s policies, including its Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, among other things;
•resolve issues as to whether information received by an officer, director or employee constitutes material nonpublic information;
•will, at least annually, review the Code of Ethics with all employees to educate and answer questions regarding Corbyn’s policies;
•will request annually all employees acknowledge in writing that they have reviewed and understand Corbyn’s policies; and
•will, at least annually, review the Code of Ethics and update it as necessary to reflect regulatory and industry changes.